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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                       TO
                       REGISTRATION STATEMENT ON FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                               INTEGON CORPORATION
             (Exact name of registrant as specified in its charter)



                  DELAWARE                           13-3559471
(State of incorporation or organization)      (I.R.S. employer identification
                                                          number)

         500 WEST FIFTH STREET
         WINSTON-SALEM, NORTH CAROLINA                      27152
--------------------------------------                   ---------
(Address of principal executive offices)                 (Zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                  Name of each exchange on which
    to be so registered                 each class is to be registered
    --------------------                 ------------------------------
      STOCK PURCHASE RIGHTS              NEW YORK STOCK EXCHANGE




Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of class)






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                    Page 1 of 9 sequentially numbered pages.
                           Exhibit Index is at page 5






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Item 1.  Description of Securities to be Registered.

                  Subject to the following paragraph, the description of the Rights to Acquire Series A Junior Participating Preferred Stock (the "Rights") is set forth under the heading "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on January 31, 1997 which description is incorporated herein by reference.

                  On June 23, 1997, the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent") adopted an amendment (the "Amendment') to the Rights Agreement dated January 22, 1997, as amended by Amendment No. 1 dated February 13, 1997 between the Company and the Rights Agent (as amended, the "Rights Agreement"). The Amendment provides that none of the execution or delivery of the Agreement and Plan of Merger, dated June 23, 1997 by and between General Motors Acceptance Corporation ("GMAC") and the Company (the "Merger Agreement"), GMAC, a subsidiary of GMAC to be incorporated in the State of Delaware ("Merger Sub") or any Affiliate or Associate of GMAC or Merger Sub becoming a Beneficial Owner (as defined in the Rights Agreement) of the Company Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement or the consummation of the Merger or the other transactions contemplated in the Merger Agreement shall (i) cause GMAC or Merger Sub or any of their Associates or Affiliates to be an Acquiring Person (as defined in the Rights Agreement), (ii) cause a Distribution Date (as defined in the Rights Agreement) to occur in accordance with the terms of the Rights Agreement or
(iii) be deemed a Section 13 Event (as defined in the Rights Agreement). The Amendment also provides that the Expiration Date (as defined in the Rights Agreement) shall occur at or prior to the earliest to occur of (i) the Close of Business on January 22, 2007, (ii) the time at which the Rights are redeemed as provided in Section 24 thereof, (iii) the time at which such Rights are exchanged as provided in Section 24 thereof or (iv) the Effective Time (as defined in the Merger Agreement).



Item 2.           Exhibits.

                  1. Amendment to Rights Agreement dated as of June 23, 1997 between the Company and First Chicago Trust Company of New York, As Rights Agent








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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     INTEGON CORPORATION
                                         (Registrant)



Dated:   June 30, 1997                  By:   /s/ John B. Yorke
                                            --------------------
                                        Name:  John B. Yorke
                                        Title: Vice President and Corporate
                                               General Counsel







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                         INDEX OF EXHIBITS




 Exhibit Number                         Title                  Page Number

       1.          Amendment to Rights Agreement                    6
                   dated as of June 23, 1997 between
                   the Company and First Chicago Trust
                   Company of New York, As Rights
                   Agent





















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                                    Exhibit 1
                          AMENDMENT TO RIGHTS AGREEMENT

                  THIS AMENDMENT, dated as of June 23, 1997, is between INTEGON CORPORATION, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, (the "Rights Agent").

                                    RECITALS

                  The Company and the Rights Agent are parties to a Rights Agreement dated as of January 22, 1997 (the "Rights Agreement").

                  General Motors Acceptance Corporation, a New York corporation, and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly owned direct or indirect subsidiary of Parent ("Merger Sub") will merge with and into the Company and all the Company Common Stock will be converted into the right to receive an amount of cash equal to the Common Stock Price Per Share and all of the Company Convertible Preferred Stock will remain outstanding (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement and the Merger. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

                  Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         Accordingly, the parties agree as follows:

                  1. AMENDMENT OF SECTION 1(A). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, neither Parent nor Merger Sub, nor any Affiliate or Associate of Parent or Merger Sub, shall be deemed to be an Acquiring Person solely by virtue of (i) the execution and delivery of the Merger Agreement, (ii) becoming the Beneficial Owner of Company Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement, or (iii) the consummation of the Merger or the other transactions contemplated in the Merger Agreement."

                  2. ADDITIONS TO SECTION 1. The following subsections are added to Section 1 of the Rights Agreement at the end thereof:







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    "(z) 'Merger' shall mean the consummation of the transaction pursuant to which the Merger Sub will merge with and into the Company and all the Company Common Stock will be converted into the right to receive an amount of cash.

    (aa) 'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of June 23, 1997, between Parent and the Company, as amended from time to time.

    (ab) 'Merger Sub' shall mean a Delaware corporation, wholly owned direct or indirect subsidiary of Parent, or any other subsidiary of Parent that is substituted for Merger Sub pursuant to the Merger Agreement.

    (ac) 'Parent' shall mean General Motors Acceptance Corporation, a New York corporation."


                  3. AMENDMENT OF SECTION 3(A). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) Parent or Merger Sub, or any Affiliate or Associate of Parent or Merger Sub, becoming the Beneficial Owner of Company Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement or (iii) the consummation of the Merger or the other transactions contemplated in the Merger Agreement."

                  4. AMENDMENT OF SECTION 7(A). Section 7(a) of the Rights Agreement is amended by:

                           (a)  deleting the term "or" from clause (ii)
                  replacing it with ",",

                           (b)  inserting the following after clause (iii):
                  "or (iv) the Effective Time, as that term is defined in the Merger Agreement" and

                           (c) deleting the final parenthetical phrase and inserting the following in its place:

                  "(the earliest of the times described in clauses (i), (ii), (iii) and (iv) above being herein referred to as the "Expiration Date")







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                5.  AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement
is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, (i) the execution of the Merger Agreement, (ii) Parent or Merger Sub, or any Affiliate or Associate of Parent or Merger Sub, becoming the Beneficial Owner of Company Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement or (iii) the consummation of the Merger or the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with
         Section 13."

                  6. EFFECTIVENESS. This Amendment shall be deemed effective as of June 23, 1997 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  7. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                  EXECUTED as of the date set forth above.




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                          Attest: INTEGON CORPORATION


By:  /s/ John B. Yorke                     By: /s/ John B. McKinnon
     -----------------                     ------------------------
Name: John B. Yorke                         Name:  John B. McKinnon
Title:  Secretary                           Title:  President and Chief
                                                      Executive Officer

                                            FIRST CHICAGO TRUST COMPANY OF
Attest:                                     NEW YORK


By:     /s/ Richard T. Weincek              By:  /s/ Laurence A. Woods
       -----------------------                   ---------------------
Name:  Richard T. Weincek                   Name:  Laurence A. Woods
Title:  Asst. Vice President                Title:  Vice President